Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post-Effective Amendment No. 1 on Form S-3 to Form S-4) and related Prospectus of ImmunityBio, Inc. for the registration of 1,094,377 shares of common stock issuable under the Amended and Restated ImmunityBio, Inc. 2015 Stock Incentive Plan and to the incorporation by reference therein of our report dated March 30, 2021, with respect to the consolidated financial statements of NantCell, Inc. (fka ImmunityBio, Inc., a private company) included in ImmunityBio, Inc.’s Current Report on Form 8-K/A dated April 22, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

May 21, 2021